Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-157535) pertaining to the Leggett & Platt, Incorporated Stock Bonus Plan of our report dated June18, 2013, on our audit of the financial statements and financial statement schedules of the Leggett & Platt, Incorporated Stock Bonus Plan as of and for the years ended December 31, 2012 and 2011, which report is included in this Annual Report (Form 11-K).
/s/ BKD, LLP
Joplin, Missouri
June 18, 2013